Exhibit 99.1

Drum Parent, Inc.

Condensed Consolidated Financial Statements

As of June 30, 2021 and for the Six Months Ended June 30, 2021

Index to Condensed Consolidated Financial Statements

Unaudited Condensed Consolidated Balance Sheet	Page 2
Unaudited Condensed Consolidated Statement of Operations and Comprehensive Income	Page 3
Unaudited Condensed Consolidated Statement of Changes in Equity	Page 4
Unaudited Condensed Consolidated Statement of Cash Flows	Page 5
Notes to Unaudited Condensed Consolidated Financial Statements	Page 6

Drum Parent, Inc.

Unaudited Condensed Consolidated Balance Sheet

(in thousands of U.S. dollars, except share and per share data)

June 30, 2021
Assets
Current Assets
Cash and Cash Equivalents	$464
Trade and Other Receivables (note 4.)	95,393
Contract Assets (note 3.)	41,556
Income Tax Receivable	307
Prepaid Expenses	5,503

$143,223

Non-current Assets
Property and Equipment, net (note 6.)	$117,528
Intangible Assets, net (note 7.)	41,416
Goodwill (note 7.)	76,015
Other Non-current Assets	68

$235,027

Total Assets	$378,250

Liabilities
Current Liabilities
Revolving Line of Credit (note 8.)	$14,561
Trade and Other Payables (note 9.)	53,435
Contract Liabilities (note 3.)	18,418
Current Portion of Long-term Debt (note 8.)	16,313

$102,727

Non-current Liabilities
Long-term Debt (note 8.)	$84,033
Deferred Tax Liabilities	23,902

Total Liabilities	$210,662

Equity
Common Stock, $0.01 par value, unlimited shares authorized, 23,188 issued and outstanding	$231
Additional Paid-in Capital	235,480
Accumulated Other Comprehensive Loss	(551)
Accumulated Deficit	(67,513)
Treasury stock, at cost, 4 shares	(59)

Total Equity	$167,588

Total Liabilities and Equity	$378,250

The accompanying notes are an integral part of these condensed consolidated financial statements.

(2)

Drum Parent, Inc.

Unaudited Condensed Consolidated Statement of Operations and Comprehensive Income

(in thousands of U.S. dollars, except share and per share data)

Six months ended June 30, 2021
Revenues (note 3.)	$240,210
Cost of Contracts (including depreciation detailed in note 6 and exclusive of amortization)	203,070
Selling, General and Administrative Expenses (including depreciation detailed in note 6.)	20,114
Amortization of Intangible Assets	8,930
Transaction Costs	710

Operating Income	7,386
Finance Charges, net (note 11.)	1,817

Income from Continuing Operations before Income Taxes	5,569
Income Tax Provision	2,547

Income from Continuing Operations	$3,022
Discontinued Operations (note 5.)
Loss from Discontinued Operations	$(528)

Net Income	$2,494

Other Comprehensive Income
Foreign Currency Translation Adjustments	(158)

Comprehensive Income	$2,336

The accompanying notes are an integral part of these condensed consolidated financial statements.

(3)

Drum Parent, Inc.

Unaudited Condensed Consolidated Statement of Changes in Equity

(in thousands of U.S. dollars, except share and per share data)

	Number of Shares	Common Stock	Additional Paid-in Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Number of Shares	Treasury Stock	Total Equity
Balance – January 1, 2021	23,107	$231	$229,569	$(393)	$(70,007)	—	$—	$159,400
Net Income	—	—	—	—	2,494	—	—	2,494
Foreign Currency Translation Loss	—	—	—	(158)	—	—	—	(158)
Spin-off of Canadian Subsidiary	—	—	3,334	—	—	—	—	3,334
Purchase of Treasury Stock	—	—	-	—	—	4	(59)	(59)
Issuance of Common Stock	18	—	362	—	—	—	—	362
Exercise of Stock Options	63	—	634	—	—	—	—	634
Stock-Based Compensation	—	—	1,581	—	—	—	—	1,581

Balance – June 30, 2021	23,188	$231	$235,480	$(551)	$(67,513)	4	$(59)	$167,588

The accompanying notes are an integral part of these condensed consolidated financial statements.

(4)

Drum Parent, Inc.

Unaudited Condensed Consolidated Statement of Cash Flows

(in thousands of U.S. dollars, except share and per share data)

Six months ended June 30, 2021
Cash Flows from Operating Activities
Net Income	$2,494
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation Expense	13,472
Amortization Expense	8,930
Gain on disposal of Property, Plant and Equipment	(229)
Income tax provision	1,999
Non-cash Stock-Based Compensation Expense	1,581
Amortization of debt issuance costs	99
Change in fair value of interest rate swap	(584)
Provision for doubtful accounts	(395)
Changes in operating assets and liabilities
Trade and other receivables	(19,351)
Contract assets	(6,065)
Prepaid expenses and other current assets	(2,994)
Other Non-current assets	51
Trade and other payables	(8,979)
Contract liabilities	4,530

Net cash used in operating activities	$(5,441)

Cash Flows from Investing Activities
Proceeds from sale of property and equipment	$792
Purchases of property, equipment and software	(6,393)

Net cash used in investing activities	$(5,601)

Cash Flows from Financing Activities
Borrowings on revolving line of credit	$36,522
Repayments on revolving line of credit	(30,961)
Treasury stock purchase	(59)
Repayments of Long-term Debt	(9,025)
Proceeds from Issuance of Common Stock	634

Net cash used in financing activities	$(2,889)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(158)
Change in Cash and Cash Equivalents	(14,089)
Cash and Cash Equivalents at the Beginning of the Year	14,553

Cash and Cash Equivalents at the End of the Year	$464

Supplemental disclosure of cash flow information
Cash paid for interest	$2,270

Cash paid for income taxes	$547

Supplemental schedule of non-cash investing and financing activities
Purchases of property and equipment under capital lease obligations	$6,974

Purchases of property and equipment included in accounts payable	$878

Common stock issued for services	$362

The accompanying notes are an integral part of these condensed consolidated financial statements

(5)

Drum Parent, Inc.

Notes to Condensed Consolidated Financial Statements (Unaudited)

(in thousands of U.S. dollars, except share and per share data, unless otherwise stated)

1.	Basis of Preparation and Description of Business

The condensed consolidated financial statements include the accounts of Drum Parent, Inc. and its subsidiaries (“the Corporation”). Intercompany balances and transactions have been eliminated in consolidation.

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with Rule 10-01 of Regulation S-X for interim financial statements required to be filed with the Securities and Exchange Commission and do not include all information and footnotes required by U.S. generally accepted accounting principles (“GAAP”) for complete financial statements. The information furnished reflects all adjustments, consisting of normal recurring adjustments, that are, in the opinion of management, necessary for a fair statement of the results of operations, cash flows and financial position for the interim periods presented. The accompanying condensed financial statements should be read in conjunction with the audited financial statements for the year ended December 31, 2020. The results of operations for the six month period ended June 30, 2021 may not necessarily be indicative of the results of operations for the full year ending December 31, 2021.

The Corporation is a provider of construction and maintenance services to the public utility and heavy industrial markets in the United States. The Corporation builds and maintains utility electrical and natural gas transmission and distribution systems and related energy infrastructure. The Corporation also installs gas-powered and electric-powered heavy equipment for utilities, gas-fired industrial power plants and petrochemical facilities. The Corporation also offers environmental construction and road matting services.

2.	New Accounting Pronouncements

Accounting Standards Not Yet Adopted

In February 2016, the FASB issued an update (ASU 2016-02) that requires companies to recognize on the balance sheet the contractual right-of- use assets and liabilities corresponding to the rights and obligations created by lease contracts. The new standard will be effective for fiscal years beginning after December 15, 2020 and interim periods within fiscal years beginning after December 15, 2021 for private entities. The Corporation continues to evaluate the effect of the standard on its condensed consolidated financial statements. The Corporation will adopt this guidance by January 1, 2022.

In June 2016, the FASB issued an update (ASU 2016-13) that will change the way companies measure credit losses for most financial assets and certain other instruments that are not measured at fair value through net income. The update will require companies to use an “expected loss” model for instruments measured at amortized cost and to record allowances for available-for-sale debt securities rather than reduce the carrying amounts. The update will also require disclosure of information regarding how a Corporation developed its allowance, including changes in the factors that influenced management’s estimate of expected credit losses and the reasons for those changes. Companies will apply this standard’s provisions as a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is effective. The new standard will be effective for annual reporting periods beginning after December 15, 2022 for private entities. The Corporation is currently evaluating the potential impact of this authoritative guidance on its condensed consolidated financial statements and will adopt this guidance by January 1, 2023.

In January 2017, the FASB issued ASU No. 2017-04, Intangibles - Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment (“ASU 2017-04”). ASU 2017-04 simplifies the subsequent measurement of goodwill by eliminating Step 2 from the goodwill impairment testing. An entity will no longer determine goodwill impairment by calculating the implied fair value of goodwill by assigning the fair value of a reporting unit to all of its assets and liabilities as if that reporting unit had been acquired in a business combination. Instead, an entity should perform its annual, or interim, goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount and recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value. The loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. An entity still has the option to perform the qualitative assessment for a reporting unit to determine if the quantitative impairment test is necessary. ASU 2017-04 will be effective for annual reporting periods beginning after December 15, 2022 for private entities. Early adoption is permitted for annual goodwill impairment tests performed on testing dates after January 1, 2017. The Corporation is currently evaluating the potential impact of this authoritative guidance on its condensed consolidated financial statements and will adopt this guidance by January 1, 2023.

No new accounting pronouncements, issued or effective during 2021, have had or are expected to have a significant impact on the condensed consolidated financial statements.

(6)

Drum Parent, Inc.

Notes to Condensed Consolidated Financial Statements (Unaudited)

(in thousands of U.S. dollars, except share and per share data, unless otherwise stated)

3.	Revenues

Remaining Performance Obligations

The Corporation had $65,886 of remaining performance obligations yet to be satisfied as of June 30, 2021. The Corporation expects to recognize approximately $65,886 of its remaining performance obligations as revenue within the next twelve months.

Contract Balances

Contract terms with customers include the timing of billing and payment, which usually differs from the timing of revenue recognition. As a result, the Corporation carries contract assets and liabilities on the balance sheet. These contract assets and liabilities are calculated on a contract-by-contract basis and reported on a net basis at the end of each period and are classified as current. The following table provides information about contract assets and liabilities:

June 30, 2021
Contract assets	$41,556
Contract liabilities	(18,418)

$23,138

The amount of revenue recognized during the six months ended June 30, 2021 that was included in the prior period contract liabilities balance was $13,887. This revenue consists primarily of work performed during the period on contracts with customers that had advance billings.

Progress billings in accounts receivable at June 30, 2021 included retentions of $7,807.

Disaggregated Revenue

The following series of tables presents revenue disaggregated by geographic area where the work was performed, by segment, and by contract type:

Six months ended June 30, 2021
Geographic Disaggregation:
United States	$240,210
Canada (Discontinued Operations Note 5.)	—

$240,210

Segment Disaggregation:
Utility	$169,126
Heavy Industrial	71,084

$240,210

Contract Type Disaggregation:
Fixed-price contracts	$97,036
Unit Price contracts	82,043
Time and Materials, and other cost reimbursable contracts	61,131

$240,210

Typically, the Corporation assumes more risk with fixed-price contracts since increases in cost to perform the work may not be recoverable. However, these types of contracts typically offer higher profits than time and materials and other cost reimbursable contracts when completed at or below the costs originally estimated. The profitability of time and materials and other cost reimbursable contracts is typically lower than fixed-price contracts and is usually less volatile than fixed-price contracts since the profit component is factored into the rates charged for labor, equipment and materials, or is expressed in the contract as a percentage of the reimbursable costs incurred.

(7)

Drum Parent, Inc.

Notes to Condensed Consolidated Financial Statements (Unaudited)

(in thousands of U.S. dollars, except share and per share data, unless otherwise stated)

4.	Trade and Other Receivables

June 30, 2021
Trade	$87,455
Allowance for Doubtful Accounts	—

87,455
Retainage on Contracts	7,807
Other	131

$95,393

5.	Discontinued Operations

Spin-out of Canadian Subsidiary

On June 27, 2021, the Board of Directors of the Corporation’s wholly owned Canadian subsidiary approved and completed the distribution of all the outstanding capital stock to the individual shareholders of the Corporation. Following the distribution, the Corporation retained no ownership interest in the Canadian subsidiary and no assets or liabilities are consolidated into the Corporation at June 30, 2021. There was no gain or loss recognized on the spin-out. The results of the Canadian operations for the six month period ended June 30, 2021 is recorded in discontinued operations in the condensed consolidated statement of operations and comprehensive income.

Results of Discontinued Operations for the six months ended June 30, 2021 are as follows:

Six months ended June 30, 2021
Revenue	$—
Cost of Contracts	—

Gross Profit	—
Selling, General and Administrative Expenses	409
Loss on Disposal	—

Operating Loss from Discontinued Operations	(409)
Finance Charges	5
Foreign Exchange Loss	114

Loss from Discontinued Operations before Income Tax	(528)
Income Taxes	—

Net Loss from Discontinued Operations	$(528)

(8)

Drum Parent, Inc.

Notes to Condensed Consolidated Financial Statements (Unaudited)

(in thousands of U.S. dollars, except share and per share data, unless otherwise stated)

6.	Property and Equipment

June 30, 2021
Land, Buildings and Leasehold Improvements	$31,328
Tools, Machinery and Equipment	89,679
Automotive Equipment	86,453
Other	3,135

210,595
Accumulated depreciation and amortization	(93,067)

$117,528

As of June 30, 2021, property and equipment included assets leased under capital leases, that was machinery of a net carrying amount of $6,476 and automotive equipment of a net carrying amount of $28,051.

Six months ended June 30, 2021
Depreciation included in Cost of Contracts	$12,578
Depreciation included in Selling, General and Administrative Expenses	894

$13,472

7.	Intangible Assets and Goodwill

Intangible Assets

		June 30, 2021
	Weighted Average Amortization	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
	(Years)
Software	5	$6,830	$(3,790)	$3,040
Backlog	5	56,852	(48,159)	8,693
Customer Relationships	10	65,116	(35,433)	29,683

Total		$128,798	$(87,382)	$41,416

Amortization expense related to intangible assets was $8,930 for the six months ended June 30, 2021.

The estimated future aggregate amortization expense of intangible assets subject to amortization as of June 30, 2021 is set forth below:

2021	$8,930
2022	12,763
2023	7,738
2024	4,827
2025	3,510
Thereafter	3,648

$41,416

Goodwill

Balance at December 31, 2020	$76,015
Goodwill Impairment	—
Acquisition	—

Balance at June 30, 2021	$76,015

Goodwill is not amortized and is required to be tested at least annually for impairment. The Corporation tests its goodwill for impairment annually as of December 31st. The Corporation concluded no impairment indicators existed at June 30, 2021.

(9)

Drum Parent, Inc.

Notes to Condensed Consolidated Financial Statements (Unaudited)

(in thousands of U.S. dollars, except share and per share data, unless otherwise stated)

8.	Debt

The Corporation’s bank financing includes a revolving credit facility of an authorized amount of $40,000 and a swingline facility of an authorized amount of $10,000, on which funds may also be drawn in Canadian dollars. These credit facilities bear interest at a rate based on a financial ratio. As at June 30, 2021, this rate corresponds to the lender’s prime rate plus 0.50% or to bankers’ acceptances / LIBOR rate plus 2.0%. According to these criteria, the actual interest rate was 1.65%. In addition, a 0.40% standby fee, also based on a financial ratio, is paid on the unused portion of this credit facility. The balance at June 30, 2021 was $14,561. As of June 30, 2021 there was $25,463 available to borrow under the revolving credit facility and $4,439 available under the swingline facility.

June 30, 2021
Term loan at Prime or LIBOR rate	$72,075
Capital lease obligations, at rates from 2.43% to 7.59%, maturing from July 2021 to March 2028	28,599

100,674
Unamortized deferred financing costs	(328)

$100,346

Current portion	$16,313
Non-current portion	84,033

$100,346

The bank financing, maturing in February 2023, includes a term loan of an authorized amount of $87,375. This loan bears interest at a rate based on a financial ratio. As at June 30, 2021, this rate corresponds to the lender’s prime rate plus 0.50% or to LIBOR rate plus 2.0%. According to these criteria, the actual interest rate was 1.65%. This loan is repayable in quarterly principal instalments that correspond to annual payments totaling $2,625 in 2018, $5,400 in 2019, $6,300 in 2020, $7,200 in 2021 and $8,100 in 2022. The remaining balance is payable on the maturity date. Interest expense under the revolving credit facility and long term debt for the six months ending June 30, 2021 was $719.

The bank financing is secured by all the Corporation’s assets and is subject to compliance with certain financial ratios based on the Corporation’s consolidated financial statements. The Corporation was in compliance with all financial covenants as of June 30, 2021.

Maturities of Long-term Debt, including capital leases, for each of the next five years and thereafter as of June 30, 2021, are as follows:

Remainder of 2021	$8,362
2022	15,887
2023	66,315
2024	4,918
2025	2,738
2026	1,510
Thereafter	616

$100,346

The Corporation’s future minimum capital lease commitments as of June 30, 2021 are as follows:

Remainder of 2021	$5,528
2022	9,010
2023	6,644
2024	5,304
2025	2,912
2026	1,584
Thereafter	629

Total minimum capital lease payments	$31,611
Less: interest	(3,012)

Present value of minimum lease payments, net	28,599
Less: current obligations under capital leases	(8,859)

Obligations under capital leases, long-term	$19,740

(10)

Drum Parent, Inc.

Notes to Condensed Consolidated Financial Statements (Unaudited)

(in thousands of U.S. dollars, except share and per share data, unless otherwise stated)

9.	Trade and Other Payables

June 30, 2021
Suppliers and Accrued Expenses	$43,798
Interest rate swap liability	1,585
Salaries, Vacation and Bonuses	6,905
Commodity Taxes	181
Retainage on Contracts	177
Insurance reserves	789

$53,435

10.	Stock Options

On May 8, 2018, the Corporation adopted a share option plan whereby key employees, officers and directors may acquire shares of the Corporation. By adopting the plan, the Board of Directors wishes to create, during its 10 year term, an equity-oriented compensation plan for and to reward the current and future individuals who will contribute to the growth of the Corporation and its subsidiaries. The exercise price of share options is determined by a committee of the Board in its sole discretion, but will not be less than the fair market value of a share on the date of grant. Share options are exercisable in whole or in part in accordance with the vesting provisions set forth in the stock option agreement and over a maximum period of 10 years following the granting or at the latest 90 days after the holder terminates his/her employment with the Corporation or in the year following the date of his/her death.

The following tables summarize information about stock options outstanding and exercisable.

	June 30, 2021
	Number	Weighted Average Exercise Price
Outstanding at the beginning of the period	1,464	$11,497
Granted	397	20,551
Exercised	(63)	10,000
Forfeited	(72)	10,418
Expired	—	—

Outstanding at the end of the period	1,726	$13,548

Exercisable at the end of the period	938	$11,668

		Six months ended June 30, 2021
a)	Fair Value, US dollars per share option, established using Black-Scholes model	$8,787
	Black-Scholes Pricing Model Assumptions:
	Risk-free interest rate (based on US treasury bond rates)	1.00%
	Expected volatility	43.00%
	Dividend yield	Nil
	Expected life of each option granted	6.25 years
	Share price at grant date (US dollars)	$20,551

b)

The fair values of the options are expensed ratably over the four-year performance period which 25% of option holder’s shares will vest after twelve months of employment, with the remaining shares vesting monthly thereafter, subject to option holder’s continued service with the Corporation (as defined in the plan). There are no performance-based features or market conditions. During the six month period ended June 30, 2021 $1,581 was recorded of stock-based compensation expense which is included in Selling, General and Administrative expenses in the condensed consolidated statement of operations and comprehensive income.

(11)

Drum Parent, Inc.

Notes to Condensed Consolidated Financial Statements (Unaudited)

(in thousands of U.S. dollars, except share and per share data, unless otherwise stated)

The following table summarizes information about stock options outstanding as of June 30, 2021

	Options Outstanding			Option Vested
Exercise price	Number	Weighted Average Remaining Contractual Life (years)	Weighted Average Exercise Price	Number	Weighted Average Remaining Contractual Life (years)	Weighted Average Exercise Price
$10,000	990	7.19	$10,000	735	7.18	$10,000
$20,000	184	7.16	20,000	137	7.16	20,000
$12,140	155	8.99	12,140	60	8.99	12,140
$20,551	397	9.70	20,551	6	9.70	20,551

	1,726	7.92	$13,685	938	7.35	$11,739

The following table summarizes information about the Corporation’s non-vested options:

	Six months ended June 30, 2021
	Number	Weighted Average Grant Date Fair Value
Non-vested at the beginning of the period	626	$4,971
Granted	397	20,551
Vested	(162)	4,889
Forfeited	(73)	4,898

Non-vested at the end of the period	788	$12,848

11.	Finance Charges, net

Six months ended June 30, 2021
Finance Charges on Long-term Debt	$1,947
Change in fair value of interest rate swap	(584)
Interest on Bank Loans and Bank Charges	456
Interest Income	(2)

$1,817

12.	Income Taxes

The provision for income taxes for the six months ended June 30, 2021 reflects an income tax provision of approximately $2.5 million, at an effective tax rate of 45.7%. The difference between the Corporation’s effective tax rate and the federal statutory rate is primarily due to non-deductible expenses and state taxes.

At December 31, 2020, the Corporation recorded a liability for uncertain tax positions of $7,254 with respect to an open examination at the Corporation’s Canadian subsidiary. However, in connection with the spin-out of the Canadian subsidiary (discussed in note 5) on June 27, 2021, the $7,254 liability is not recorded as a liability of the Corporation at June 30, 2021. The Corporation has not recorded a provision for any other uncertain tax positions for the six months ended June 30, 2021.

(12)

Drum Parent, Inc.

Notes to Condensed Consolidated Financial Statements (Unaudited)

(in thousands of U.S. dollars, except share and per share data, unless otherwise stated)

13.	Fair Value Measurements

Fair value is the exchange price to sell an asset or transfer a liability (an exit price) in an orderly transaction between market participants at the measurement date. Fair value measurements use market data or assumptions market participants would use in pricing the asset or liability, including assumptions about risk and the risks inherent in the inputs to the valuation technique. These inputs may be readily observable, corroborated by market data, or generally unobservable. Valuation techniques maximize the use of observable inputs and minimize use of unobservable inputs.

The Corporation’s financial instruments primarily consist of cash and equivalents, trade and other receivables, contract assets and liabilities, bank loans, trade and other payables and long-term debt. The carrying amounts of these items approximate fair value due to their short maturity. The carrying amount of variable rate debt and capital lease obligations also approximates fair value.

The Corporation’s cash and equivalents are based on quoted market prices in active markets for identical assets (Level 1) as of June 30, 2021. For the six month period ended June 30, 2021, the Corporation had no material nonrecurring fair value measurements of assets or liabilities subsequent to their initial recognition. At June 30, 2021, there were no Level 3 fair value measurements. The Corporation did not have any transfers of assets and liabilities between Level 1, Level 2 and Level 3 of the fair value measurement hierarchy during the six months ended June 30, 2021.

The Corporation’s financial assets and liabilities measured at fair value on a recurring basis currently include derivative financial instruments such as an interest rate swap. This derivative financial instrument is valued in the market using discounted cash flow techniques. These techniques incorporate Level 1 and Level 2 inputs. The market inputs are utilized in the discounted cash flow calculation considering the instrument’s term, notional amount, discount rate and credit risk. Significant inputs to the derivative valuation model for the interest rate swap are observable in active markets and are classified as Level 2 in the hierarchy. The fair value of the Corporation’s interest rate swap liability, which is included in Trade and Other Payables on the accompanying consolidated balance sheet, was approximately $1,585 as of June 30, 2021. The Corporation recognizes all derivative instruments as assets or liabilities at their fair value in the condensed consolidated balance sheet. The changes in the fair value of the Corporation’s derivatives, which do not qualify for hedge accounting, are recognized in earnings. For the six month period ended June 30, 2021, the Corporation recognized approximately $584 reduction of expense related to fair value adjustments on the interest rate swap that is recorded in financing charges, net on the accompanying condensed consolidated statement of operations and comprehensive income.

14.	Commitments and Contingencies

Leases

The Corporation’s aggregate commitments under operating leases for offices, equipment and automotive equipment amount to $2,694. Annual installments to be paid over the next five years are, $695 in 2021, $583 in 2022, $410 in 2023, $244 in 2024, $762 in 2025 and beyond. Total rent expense was $1,059 for the six month period ended June 30, 2021.

Letters of Credit

From time to time the Corporation is required to post letters of credit to guarantee the obligations of its wholly owned subsidiaries, which reduces the borrowing availability under its revolving credit facility. As at June 30, 2021, the Corporation had $5,537 in outstanding letters of credit.

(13)

Drum Parent, Inc.

Notes to Condensed Consolidated Financial Statements (Unaudited)

(in thousands of U.S. dollars, except share and per share data, unless otherwise stated)

15.	Risks and Uncertainties

On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus originating in Wuhan, China (the COVID-19 outbreak”) and the risk to the international community as the virus spreads globally beyond its point of origin. In March 2020, the WHO classified the COVID-19 outbreak as a pandemic, based on the rapid increase in exposure globally.

The Corporation is dependent on its union labor workforce to deliver its services. Developments in response to COVID-19, such as social distancing and shelter-in-place directives, may impact the Corporation’s ability to efficiently deploy its workforce. These same developments may affect the operations and timing of deliverables from the Corporation’s subcontractors and suppliers, as their own workforces and operations may also be disrupted by the efforts to curtail the spread of the virus. Further, the Corporation’s customers may either delay or suspend existing or future projects based on these same developments. Unforeseen conditions may also require contract modifications and changes in the Corporation’s forecasts to complete its existing contracts. While expected to be temporary, these disruptions may negatively impact the Corporation’s revenues, its results of operations, financial condition, and liquidity in 2021, as they did in 2020. As of the date of these financial statements, the impact of the COVID-19 outbreak has not been significant to the Corporation’s business.

Although the Corporation cannot estimate the length or gravity of the impact of the COVID-19 outbreak at this time, if the pandemic continues, it may have a negative effect on the Corporation’s results of future operations, financial position and liquidity in fiscal year 2021.

On March 27, 2020, the “Coronavirus Aid, Relief, and Economic Security (CARES) Act” was signed into law. The CARES Act, among other things, includes provisions relating to refundable payroll tax credits, deferment of employer side social security payments, net operating loss carryback periods, alternative minimum tax credit refunds, modifications to the net interest deduction limitations, increased limitations on qualified charitable contributions, and technical corrections to tax depreciation methods for qualified improvement property. It also appropriated funds for the SBA Paycheck Protection Program loans that are forgivable in certain situations to promote continued employment, as well as Economic Injury Disaster Loans to provide liquidity to small businesses harmed by COVID-19.

As of the date of this report, the Corporation had utilized the deferment of employer social security payments in mid to late 2020; the Corporation then stopped the payment deferrals in Q4 2020, and paid off the deferrals by December 31, 2020. The Corporation also assessed its eligibility for the refundable payroll tax credits. The Corporation determined it was eligible for the credit, and made the appropriate documentation and tax return filings. The total refundable payroll tax credits reported by the Corporation totaled $236 in 2020.

16.	Merger Agreement

On June 28, 2021, the Corporation entered into a definitive agreement to be acquired by Centuri Group, Inc. (“Centuri”) a wholly-owned subsidiary of Southwest Gas Holdings, Inc. (NYSE: SWX). Centuri is a utility infrastructure services enterprise primarily serving North America’s gas and electric providers. Upon closing, the agreement provides for consideration of $855 million subject to certain holdbacks and working capital adjustments, and also includes certain termination rights, including mutual rights if the transaction is not completed before October 31, 2021. The transaction closed in the third quarter of 2021.

17.	Subsequent Events

The Corporation has evaluated the impact of subsequent events through November 9, 2021, representing the date at which the condensed consolidated financial statements were available to be issued and has determined that no events of consequence have occurred within the Corporation.

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